Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  FISERV, INC.
             (Exact name of registrant as specified in its charter)

   WISCONSIN                                       39-1506125
(State or other jurisdiction of                 (I.R.S. Employer
 incorporation or organization)                Identification No.)

                  255 FISERV DRIVE, BROOKFIELD, WISCONSIN 53045
               (Address of principal executive offices) (Zip code)

                                  Fiserv, Inc.
                                Stock Option Plan
                              (Full title of plan)

                                KENNETH R. JENSEN
                         Senior Executive Vice President
                                  Fiserv, Inc.
                                255 Fiserv Drive
                           Brookfield, Wisconsin 53045
                            Telephone: (262) 879-5000
                      (Name, address and telephone number,
                   including area code, of agent for service)



                              CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------
                                          Proposed          Proposed
                                          Maximum            Maximum
    Title of                             Offering          Aggregate          Amount of
  Securities to     Amount to be         Price Per          Offering         Registration
  be Registered     Registered (1)        Share (2)(3)       Price (2)(3)        Fee
  -------------     -----------           -----             ------               ---
  Common Stock,     6,000,000 shares    $ 34.75          $208,500,000        $55,044.00
  $.01 par value including
  Preferred Stock Purchase
  Rights attached to the shares


(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock (and related Preferred Stock Purchase Rights) that may become issuable as a result of stock splits, stock dividends, or similar transactions pursuant to the anti-dilution provisions of the Fiserv, Inc. Stock Option Plan.

(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Fiserv, Inc. Common Stock on the Nasdaq National Market on April 5, 2000.

(3) The value attributed to the Preferred Stock Purchase Rights is reflected in the market price of the Common Stock to which the Rights are attached.

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus referred to herein also relates to the Registrant's Registration Statement on Form S-8, Registration No. 333-04417.

                                     PART I

              Information Required in the Section 10(a) Prospectus

     The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.

                                     PART II

                 Information Required in Registration Statement

Item 3. Incorporation of Documents by Reference.

     Fiserv, Inc. ("Fiserv" or the "Company") hereby incorporates by reference in this Registration Statement the following documents:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     (b) All other reports filed by the Company since December 31, 1999 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

     (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated September 3, 1986, including any amendment or report filed for the purpose of updating such description.

     (d) The description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A, dated February 23, 1998, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

     The class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5. Interests of Named Experts and Counsel.

     Legal matters in connection with options under the Fiserv, Inc. Stock Option Plan and the Common Stock offered thereunder will be passed upon by Charles W. Sprague, Esq., Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of the Company. Mr. Sprague beneficially owns 84,697 shares of Fiserv Common Stock, which number includes vested but unexercised stock options.

Item 6. Indemnification of Directors and Officers

     In general, the Wisconsin Business Corporation Law provides that a corporation shall indemnify directors and officers for all reasonable expenses incurred in connection with the successful defense of actions arising in connection with their service as directors and officers of the corporation. In proceedings in which the director or officer is not successful in the defense thereof, the Wisconsin Business Corporation Law provides that a corporation shall indemnify a director or officer against liability unless the director or officer breached or failed to perform a duty owed to the corporation and such breach or failure meets certain specified criteria constituting, in general, some act of misconduct. The Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. In addition, the corporation may reimburse a director or officer for his expenses in defending against actions as they are incurred upon the director's or officer's written request accompanied by a written affirmation of his good faith belief that he has not breached or failed to perform his duties to the corporation and a written undertaking to repay amounts advanced if it is ultimately determined that indemnification is not required under the Wisconsin Business Corporation Law. A court of law may order that the corporation provide indemnification to a director or officer if the court finds that the director or officer is entitled thereto under the applicable statutory provision or is fairly and reasonably entitled thereto in view of all the relevant circumstances, whether or not such indemnification is required under the applicable statutory provision.

     The  Wisconsin  Business   Corporation  Law  specifies  various  procedures
pursuant  to  which  a  director  or  officer   may   establish   his  right  to
indemnification.

     Provided that it is not determined by or on behalf of the corporation that the director or officer breached or failed to perform a duty owed to the corporation and such breach or failure meets certain specified criteria constituting, in general, some act of misconduct, a Wisconsin corporation may provide additional rights to indemnification under its articles of incorporation or by-laws, by written agreement, by resolution of its board of directors or by a vote of the holders of a majority of its outstanding shares.

     The Registrant's By-laws provide for indemnification and advancement of expenses of directors and officers to the fullest extent provided by the Wisconsin Business Law. This provision is not exclusive of any other rights to indemnification or the advancement of expenses to which a director or officer may be entitled under any written agreement, resolution of directors, vote of shareholders, by law or otherwise. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     See Exhibit Index.

Item 9. Undertakings

     (a)  Rule 415 Offering

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
                    Section 13 or Section 16(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Indemnification  for  Liabilities  arising under the Securities Act of
          1933

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and had duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin on April 7, 2000.

                                               Fiserv Inc.

                                               By: /S/ KENNETH R. JENSEN
                                                   -----------------------------
                                                   Kenneth R. Jensen
                                                   Senior Executive Vice
                                                   President, CFO and Treasurer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



       *                   Chairman  of  the  Board,  President  and                    April 7, 2000
      ---                  Chief Executive  Officer  (Principal  Executive Officer)
(Leslie M. Muma)

/s/ Kenneth R. Jensen      Director,   Senior  Executive  Vice  President,              April 7, 2000
      ---                  Chief Financial Officer,  Treasurer  (Principal
(Kenneth R. Jensen)        Financial and Accounting Officer)

       *                   Vice   Chairman   of  the  Board, Chairman -                 April 7, 2000
      ---                  Information Technology, Inc.
(Donald F. Dillon)

       *                   Director                                                    April 7, 2000
      ---
(George D. Dalton)

       *                   Director                                                     April 7, 2000
      ---
(Daniel P. Kearney)

       *                   Director                                                     April 7, 2000
      ---
(Gerald J. Levy)

       *                   Director                                                     April 7, 2000
      ---
(L. William Seidman)

       *                   Director                                                     April 7, 2000
      ---
(Thekla R. Shackelford)


*By: /S/ KENNETH R. JENSEN
--------------------------
(Kenneth R. Jensen, individually and as
attorney-in-fact for the persons indicated)

                                  EXHIBIT INDEX

Exhibit
Number                            Description
------                            -----------

4.1                  Fiserv Inc. Stock Option Plan, as amended.

4.2 Rights Agreement, dated as of February 23, 1998, between Fiserv, Inc. and Firstar Trust Company, as Rights Agent (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, dated February 23, 1998 (File No. 0-14948)

4.3 First Amendment to the Rights Agreement, dated December 1, 1999, appointing EquiServe as successor Rights Agent.

5.1 Opinion and consent of Charles W. Sprague, Esq., Executive Vice President, General Counsel and Secretary of the Registrant as to the legality of the Common Stock being Registered

23.1                 Consent of Deloitte & Touche LLP, Independent Auditors

23.2 Consent of Charles W. Sprague, Esq. is contained in his opinion filed as Exhibit 5.1 to this Registration Statement

24                   Powers of Attorney